Sub-Item 77I: Terms of New or Amended Securities
Effective April 30, 2013, the Goldman Sachs Core Fixed Income Fund, Goldman Sachs Growth Opportunities Fund and Goldman Sachs High Quality Floating Rate Fund (the ?Funds?) commenced offering Institutional Shares.
The terms of the Institutional Shares for each of the Funds are described in PEA No. 33, which is incorporated herein by reference.  Amendment No. 18 to the Trust?s Agreement and Declaration of Trust, dated February 12, 2013, which established Institutional Shares for each of the Funds, is incorporated herein by reference to Exhibit (a)(19) to Post-Effective Amendment No. 32 to the Registrant?s Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on February 13, 2013 (Accession No. 0001193125-13-055527) (?PEA No. 32?).